PURE Bioscience Reports Fiscal 2019 Year-End Financial Results

Update on Business Segments and PURE’s SDC-Based Antimicrobial Food Safety Solutions

SAN DIEGO, CA (Oct 29, 2019) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2019.

Summary of Results – Year End Operations

●	Revenues for the fiscal year ended July 31, 2019 increased 8% to $1,909,000, compared with revenues of $1,774,000 in the prior fiscal year. The increase of $135,000 was attributable to increased food safety customer adoption.
○	Core food safety revenues for fiscal 2019 increased 16% as compared with food safety revenues in fiscal 2018.
●	Net loss for fiscal 2019 was $6.6 million, as compared with $7.4 million for fiscal 2018. Net loss, excluding inducement expense, derivative expense, and share-based compensation for fiscal 2019 was $3.1 million, as compared with $4.7 million for fiscal 2018.
●	Net loss per share was ($0.09) as compared with ($0.11) for fiscal 2018.
●	Gross margin was 62% for fiscal 2019 as compared with 57% for the same period in fiscal 2018. The increase was primarily attributable to the sale of higher margin formulations and packaging configurations of our products during fiscal 2019 as compared with the prior fiscal year.

Corporate Update – Fiscal Q4 to Present

●	Cost Reduction Measures:
○	Striving towards our goal to achieve cash flow breakeven in fiscal Q3 2020, in July 2019 we continued to pursue immediate revenue generating opportunities while also implementing significant restructuring and cost reduction measures, including:
■	Board and management salaries and fees have been meaningfully reduced,
■	Material reductions were made in outside advisor and service costs, and
■	Sales and marketing expenses not directly related to new customer acquisitions and revenue growth were eliminated.
●	Board and Management:
○	Effective August 7, 2019, Hank R. Lambert retired as CEO and a member of our Board.
○	Effective the same date, Tom Y. Lee, Chairman of the Board and PURE’s largest shareholder, became Acting CEO.
○	In September 2019, PURE’s corporate headquarters moved to Rancho Cucamonga, CA, to co-locate with Swabplus, Inc., a privately held manufacturer of single-dose applicator and formulation OEM products. Lee also is CEO and Chairman of the Board of Swabplus. The disinterested members of the Board approved the relocation, which materially reduced our lease expenses.
●	Financings:
○	On October 2, 2019, we raised $830,000 in gross proceeds in a private placement with accredited existing shareholders, including two of our Board members. Proceeds of the financing are being used for general working capital purposes.

Continued

Business Update

●	PURE Control®
○	SmartWash Boost: PURE Bioscience and Smart Wash continue to collaborate on the verification of the industry-revolutionizing results on pre-cut lettuce. The results to date using PURE Control as a pretreatment exhibit increased efficacy and potentially increased cross-contamination control during processing.
○	A large multinational produce processor has evaluated, accepted and is rolling out PURE Control into its plants in the U.S. that process berries (strawberries and blueberries) and tomatoes. Three plants are operational and PURE has worked with the company’s engineering and management teams to provide a turn-key solution for all U.S. locations.
○	PURE Bioscience continues to work with additional produce processors to evaluate the use of PURE Control for their products.
●	PURE® Hard Surface
○	Food Transportation Sanitization – two of the largest food transportation companies are deploying our solution. We are in approximately 40% of the distribution centers for one customer. The other company mandated our solution and expects full deployment system-wide by the end of calendar year 2019. We continue on-site evaluations and discussions with four major transport companies representing both distributors and processors.
○	PURE Bioscience has successfully worked this year with industry leaders to provide:
■	Effective environmental food safety solutions;
■	Treatment of produce field bins; and
■	Enhanced equipment applications, including built-in PURE applicators.
○	Ongoing testing in poultry breeder barns and hatcheries continues through the end of calendar year 2019. PURE Bioscience has been working with a large independent agricultural research farm on enhanced environmental control across all species (poultry, beef and pork) and results from this initiative are also expected by the end of calendar year 2019.
■	We are pleased with results thus far on this initiative.
○	PURE Bioscience is working closely with dairy industry leaders to provide new PURE Hard Surface applications directed at cheese production and spray-drying operations. To date, evaluations continue in three locations.

Tom Y. Lee, Acting CEO, said “We acknowledge that it is taking much longer than anyone expected to gain meaningful traction with our best-in-class products. The series of meaningful steps taken to significantly reduce our overhead will shorten the time required to reach our goal of cash flow breakeven in fiscal Q3 2020 and reduce, if not eliminate, the need for additional financing.”

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2019 and Form 10-Q for the third fiscal quarter ended April 30, 2019. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Ph: 619-596-8600 ext: 116

PURE Bioscience, Inc.

Consolidated Balance Sheets

	July 31, 2019	July 31, 2018
Assets
Current assets
Cash and cash equivalents	$398,000	$851,000
Accounts receivable	373,000	275,000
Inventories, net	177,000	197,000
Restricted cash	75,000	75,000
Prepaid expenses	18,000	58,000
Total current assets	1,041,000	1,456,000
Property, plant and equipment, net	362,000	461,000
Patents, net	529,000	658,000
Total assets	$1,932,000	$2,575,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$553,000	$608,000
Promissory note payable	—	503,000
Accrued liabilities	185,000	170,000
Total current liabilities	738,000	1,281,000
Deferred rent	4,000	13,000
Total liabilities	742,000	1,294,000
Commitments and contingencies (See Note 4)
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 76,732,334 shares issued and outstanding at July 31, 2019, and 68,248,158 shares issued and outstanding at July 31, 2018	768,000	683,000
Additional paid-in capital	123,900,000	117,522,000
Accumulated deficit	(123,478,000)	(116,924,000)
Total stockholders’ equity	1,190,000	1,281,000
Total liabilities and stockholders’ equity	$1,932,000	$2,575,000

Continued

PURE Bioscience, Inc.

Consolidated Statements of Operations

	Year ended
	July 31,
	2019	2018
Net product sales	$1,909,000	$1,774,000
Operating costs and expenses
Cost of goods sold	728,000	763,000
Selling, general and administrative	3,967,000	5,235,000
Research and development	354,000	459,000
Share-based compensation	2,449,000	2,359,000
Total operating costs and expenses	7,498,000	8,816,000
Loss from operations	(5,589,000)	(7,042,000)
Other income (expense)
Change in derivative liability	—	459,000
Inducement to exercise warrants	(960,000)	(876,000)
Interest expense, net	(6,000)	(8,000)
Other income, net	1,000	25,000
Total other expense	(965,000)	(400,000)
Net loss	$(6,554,000)	$(7,442,000)
Basic and diluted net loss per share	$(0.09)	$(0.11)
Shares used in computing basic and diluted net loss per share	72,880,484	67,279,124

Continued

PURE Bioscience, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2017	63,093,153	$631,000	$110,141,000	$(109,482,000)	$1,290,000
Share-based compensation expense - stock options	—	—	1,525,000	—	1,525,000
Share-based compensation expense - restricted stock units	—	—	834,000	—	834,000
Warrant liability removed due to warrant exercise	—	—	1,394,000	—	1,394,000
Issuance of common stock upon exercise of warrants	4,914,505	49,000	2,583,000	—	2,632,000
Stock issued for services	240,500	3,000	169,000		172,000
Inducement to exercise warrants	—	—	876,000	—	876,000
Net loss	—	—	—	(7,442,000)	(7,442,000)
Balance July 31, 2018	68,248,158	$683,000	$117,522,000	$(116,924,000)	$1,281,000
Issuance of common stock in private placements, net	5,802,927	58,000	2,156,000		2,214,000
Share-based compensation expense - stock options	—	—	1,387,000	—	1,387,000
Share-based compensation expense - restricted stock units	—	—	1,062,000	—	1,062,000
Issuance of common stock upon the vesting of restricted stock units	281,250	3,000	(3,000)	—	—
Issuance of common stock upon exercise of warrants	2,399,999	24,000	816,000	—	840,000
Inducement to exercise warrants	—	—	960,000	—	960,000
Net loss	—	—	—	(6,554,000)	(6,554,000)
Balance July 31, 2019	76,732,334	$768,000	$123,900,000	$(123,478,000)	$1,190,000

Continued

PURE Bioscience, Inc.

Consolidated Statements of Cash Flows

	Year Ended
	July 31,
	2019	2018
Operating activities
Net loss	$(6,554,000)	$(7,442,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,449,000	2,359,000
Amortization of stock issued for services	38,000	122,000
Stock issued for services	—	121,000
Depreciation and amortization	241,000	285,000
Inventory write-off	—	58,000
Gain on inventory recovery	—	(19,000)
Interest expense on promissory note	1,000	3,000
Change in fair value of derivative liability	—	(459,000)
Inducement to exercise warrants	960,000	876,000
Changes in operating assets and liabilities:
Accounts receivable	(98,000)	22,000
Inventories	20,000	37,000
Prepaid expenses	2,000	45,000
Accounts payable and accrued liabilities	(40,000)	103,000
Deferred rent	(9,000)	2,000
Net cash used in operating activities	(2,990,000)	(3,887,000)
Investing activities
Investment in patents	(6,000)	(15,000)
Purchases of property, plant and equipment	(7,000)	(19,000)
Net cash used in investing activities	(13,000)	(34,000)
Financing activities
Net proceeds from the sale of common stock	1,710,000	—
Net proceeds from the exercise of warrants	840,000	2,632,000
Net proceeds from promissory note financing	—	500,000
Net cash provided by financing activities	2,550,000	3,132,000
Net decrease in cash, cash equivalents, and restricted cash	(453,000)	(789,000)
Cash, cash equivalents, and restricted cash at beginning of year	926,000	1,715,000
Cash, cash equivalents, and restricted cash at end of year	$473,000	$926,000

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$398,000	$851,000
Restricted cash	$75,000	$75,000
Total cash, cash equivalents and restricted cash	$473,000	$926,000

Supplemental disclosure of cash flow information
Cash paid for taxes	$5,000	$3,000
Non-cash financing activities
Warrant liabilities removed due to settlements	$—	$1,394,000
Common stock issued for prepaid services	$—	$51,000
Conversion of promissory note and accrued interest from a related party to common stock	$504,000	$—